Form N-SAR
Item K
Changes in Registrant's certifying accountant


(i) As of August 21, 2012, Registrant dismissed Ernst & Young LLP ("E&Y"), the independent accountants who had previously been engaged as the principal accountant to audit the Registrant's financial statements.


(ii) E&Y's report on the financial statements of Registrant for the two most recent fiscal years ended 2010 and 2011 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.


(iii) The decision to change accountants was recommended by the Audit Committee and approved by the Registrant's Board of Trustees at a Board Meeting held on February 17, 2012.


(iv) During Registrant's two most recent fiscal years there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Registrant's financial statements for such years.


(v) During the Registrant's two most recent fiscal years there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.


2. The Registrant by action of its Board of Trustees taken on August 21, 2012, engaged Grant Thornton LLP ("GT") as its independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ended 2012. During the Registrant's two most recent fiscal years, neither the Registrant nor anyone on its behalf has consulted GT on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item 304).


3. Registrant has requested that E&Y furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an Exhibit to this Form N-SAR.